Exhibit 10.2

April 24, 2023

John M. Dillon

301 Mission St #47C

San Francisco, CA 94105

Dear John:

We write to set forth our agreement (this “Agreement”) with respect to your employment as the Interim Chief Executive Officer of TransAct Technologies Incorporated (the “Company”).

1.       Title/Duties. As of April 4, 2023 (the “Start Date”), you shall serve as the Company’s Interim Chief Executive Officer. You will perform such duties customarily performed by persons situated in similar executive capacities and as may from time to time be assigned to you by the Company’s Board of Directors (the “Board”). You will also remain a member of the Board for so long as you serve as Interim Chief Executive Officer. You agree to serve the Company faithfully, diligently and competently, and to devote your full working time, energy and skill to the Company’s business, provided, that you will be permitted to (i) continue to serve as a member of the public company boards of directors on which you currently serve, and (ii) serve in any capacity with any professional, educational, philanthropic, charitable or community organization, in the case of each of clauses (i) and (ii), so long as such activities are reasonable and customary and do not significantly interfere or conflict with your duties and obligations as the Company’s Interim Chief Executive Officer and are approved in writing by the Board.

2.       At-Will Employment. Your employment by the Company is not for any specific term but rather is on an ongoing at-will basis such that either you or the Company may terminate your employment at any time and for any reason. However, your employment is temporary in nature and shall terminate following the hiring of a Chief Executive Officer and at that time will be treated as a termination without Cause, unless terminated sooner pursuant to Paragraph 5 of this Agreement.

3.       Compensation.

A.       Base Salary. The Company will pay you an annual salary at a rate of $600,000 per annum, less applicable withholdings for taxes, payable in accordance with the Company’s customary payroll practices from time to time in effect.

B.       Bonus. You will be eligible for an annual incentive bonus of $200,000 under the Company’s annual incentive cash bonus program (the “Annual Bonus”), which shall be pro-rated for the 2023 fiscal year based on your Start Date. You will be eligible to earn 50% of the Annual Bonus based on achievement of certain financial performance metrics (including revenue and EBITDA targets) determined in the sole discretion of the Compensation Committee and 50% of the Annual Bonus based on attainment of objective performance criteria mutually agreed to in writing with the Compensation Committee. The Compensation Committee retains the sole and absolute discretion to determine whether the financial performance metrics and performance criteria have been achieved and also the amount of the Annual Bonus, which may be less than the annual target amount. The Company will pay the Annual Bonus, if any, at the same time such annual bonuses are paid to similarly situated executives of the Company. You must be an active employee in good standing at the time that the Annual Bonus is paid to be eligible for the Annual Bonus, except as otherwise set forth in this Agreement. The Compensation Committee retains the sole and absolute discretion to calculate the Annual Bonus and make all determinations with respect thereto. The Annual Bonus shall not be deemed to be earned until it is certified by the Compensation Committee.

C.       Equity Awards. You will receive two equity grants granting you: (1) restricted stock units (the “Restricted Stock Unit Award”); and (2) stock options (the “Stock Option Award”). The Restricted Stock Unit Award shall have a value of $370,000 and the Stock Option Award shall have a value of $370,000, the value of both of which shall be determined under a Black-Scholes valuation model. The Restricted Stock Unit Award and the Stock Option Award subject to vesting and other terms and conditions under the TransAct Technologies Incorporated 2014 Equity Incentive Plan, as amended and restated and the applicable award agreements to be provided by the Company. Your receipt of the Restricted Stock Unit Award and the Stock Option Award are conditioned upon your execution of the applicable award agreements. The Restricted Stock Unit Award and the Stock Option Award shall not be granted until after stockholder approval of the amended and restated equity plan at the 2023 annual meeting of stockholders and are subject to approval by the Compensation Committee and availability of a sufficient number of shares to make the grants contemplated by this Agreement under such plan.

D.       Clawback Policy. Any cash or equity awarded to you based on the achievement of financial measures is subject to the Company’s clawback policy, a copy of which has been provided to you and which is subject to amendment or modification from time to time upon the sole and unilateral determination of the Compensation Committee, as well as any applicable clawback or other rules or regulations of the Securities and Exchange Commission, the Nasdaq Stock Market, or any other regulatory body with authority over the Company or any of its businesses.

4.       Benefits.

A.       Benefits. You shall be eligible to participate in all employee benefit plans, policies and programs that the Company has or may, from time to time, have in effect, to the extent that such plans apply to similarly situated executives of the Company. Your participation in all employee benefit plans, policies and programs of the Company shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law, and the reasonable discretion of the Company or any administrative or other committee provided for in, or contemplated by, any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. To the extent there is any conflict between the terms of this Agreement and the applicable benefit plan documents, the terms of the plan documents shall govern.

B.       Reimbursements. The Company will reimburse you for all reasonable out-of-pocket business, travel and entertainment expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy from time to time in effect.

C.       Vacation. You will be entitled to take vacations in accordance with the Company’s vacation policy from time to time in effect.

5.       Termination of Employment.

A.       Resignation by You. You agree to provide the Company sixty (60) days’ notice of resignation for any reason. The Company retains the right to accelerate the notice period with no further obligation to you following a resignation. Following a resignation by you, you shall only be entitled to receive Base Salary and benefits through the date of termination.

B.       Termination by the Company for Cause. The Company may terminate your employment immediately for Cause (as defined below). Following a termination for Cause, you shall only be entitled to receive Base Salary and benefits through the date of termination.

C.       Termination by the Company without Cause. The Company may terminate your employment immediately without Cause. The parties understand and agree that your employment will be terminated upon the hire of a new Chief Executive Officer, and that if your employment is terminated for this reason it shall be deemed to be a termination without Cause. In the event the Company terminates your employment without Cause, in addition to receipt of Base Salary and benefits through the date of termination, you shall be eligible for the following subject to your execution without revocation of a release of claims in a form acceptable to the Company:

(1)	if your employment is terminated by the Company without Cause prior to the time the Annual Bonus is paid, the Company agrees to provide you a pro-rated portion of the Annual Bonus based on the amount of time you were employed by the Company during the fiscal year to which the Annual Bonus relates; provided that any Annual Bonus will be payable in the year immediately following the year to which the Annual Bonus relates at the time when other bonuses are paid to similarly situated executives and after the Compensation Committee determines whether the financial performance metrics and performance criteria have been achieved; and

(2)	the Board will have absolute discretion to determine whether to enforce or waive the Non-Competition Period and corresponding obligations set forth in Paragraph 9(a) of the CIIP (as defined below) and if the Board does enforce such provisions, the Company will pay you 50% of the Base Salary during the Non-Competition Period.

D.       Definition. For purposes of this Agreement, “Cause” shall mean a determination by the Board that any of the following has occurred: (1) any action or inaction by you that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company, its successors or assigns, or a crime involving moral turpitude; (2) your refusal to follow the reasonable and lawful instructions of the Board with respect to the services to be rendered and the manner of rendering such services by you; (3) your commission or conviction of or a plea of guilty or no contest by you of any felony offense, or any misdemeanor offense that adversely affects your ability to carry out the obligations hereunder; (4) your material violation of any laws or regulations to which the Company and/or you are subject, in each case which, in the reasonable judgment of the Board, is reasonably likely to result in, or actually results in material loss, damage or injury to the Company or the Company’s reputation; (5) your material breach of any of your obligations in the CIIA Agreement; or (6) any material violation of the Company’s Code of Conduct.

E.       Termination Upon Death or Disability. This Agreement and your employment shall terminate upon your death or disability. Following a termination for death or disability, you shall only be entitled to receive Base Salary and benefits through the date of termination. In addition, the Company agrees to provide you a pro-rated portion of the Annual Bonus based on the amount of time you were employed by the Company during the fiscal year to which the Annual Bonus relates; provided that any Annual Bonus will be payable in the year immediately following the year to which the Annual Bonus relates at the time when other bonuses are paid to similarly situated executives and after a calculation of what metrics and goals, if any, were met during the period you worked at the Company. In the event of your disability, any pro-rated Annual Bonus payment shall be subject to your execution without revocation of a release of claims in a form acceptable to the Company. In the event of your death, any payments required under this Agreement shall be payable to your estate. For purposes of this Agreement, “disability” shall mean your inability, due to physical or mental incapacity, to perform at least one of the essential functions of the your job, with or without reasonable accommodation, for (i) 180 days out of any 365-day period or (ii) 120 consecutive days. Any question as to whether you have a “disability” as contemplated by this Agreement shall be made in good faith by a physician selected by the Company.

6.       Confidential Information, Intellectual Property and Restrictive Covenant Agreement.

A.       As a condition to employment, you agree to the terms of the Confidential Information and Intellectual Property Agreement (the “CIIP Agreement”), attached as Exhibit A. The provisions of the CIIP shall survive the end of your employment hereunder.

7.       Miscellaneous.

A.       The Company shall pay or reimburse you for your reasonable legal fees incurred in connection with the negotiation of and entry into this Agreement, up to a maximum of $5,000.

B.       To the maximum extent permitted by law, you will be indemnified under the Company’s Certificate of Incorporation and Bylaws while serving as Interim Chief Executive Officer, and you will continue to be covered by the Company’s Directors and Officers liability insurance policies in accordance with their terms.

C.       The Company may, at its option and for its benefit, obtain insurance with respect to your death, disability or injury. You agree to submit to such physical examinations and supply such information as may be reasonably required in order to permit the Company to obtain such insurance.

D.       Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, Connecticut 06518

Attn: Chairman

If to you, at:

Your home address on file with the Company

Either party hereto may change its or her address for the purpose of this paragraph by written notice similarly given.

E.       Neither party hereto may assign its rights or delegate its duties hereunder, except that the Company may assign its rights hereunder to any person that (i) acquires substantially all of the assets of the Company (whether by merger, consolidation, purchase of assets or other acquisition transaction), and (ii) agrees in writing to assume the obligations of the Company hereunder.

F.       This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada, without regard to principles of conflicts of laws. Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any person, including, without limitation, any employee of the Company other than you. You agree that all actions or proceedings relating to this Agreement shall be tried and litigated only in the Nevada State or Federal courts. You hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

G.       If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable.

H.       This Agreement sets forth our entire understanding with respect to the subject matter hereof and cannot be changed, waived or terminated except by a writing signed by you and the Company. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. This Agreement shall be binding on the successors and assigns of the Company.

I.       Although the Company does not guarantee the particular tax treatment of any payments or benefits paid or provided hereunder, it is the intent of the parties that such payments and benefits comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, our agreement set forth herein shall be interpreted in a manner consistent with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision providing for payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” under Code Section 409A. To the extent applicable, if you are deemed on the date of termination to be a “specified employee” (as defined under Code Section 409A(a)(2)(B)), then any payments that are considered “nonqualified deferred compensation” under Code Section 409A (“409A Payments”) shall be made as provided herein after the date which is the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all 409A Payments delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due hereunder shall be paid in accordance with the normal payment dates specified for them herein. Any right you have hereunder to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Emanuel Hilario
Name:	Emanuel Hilario

Title:	Chair Compensation Committee

Accepted and agreed:

/s/ John M. Dillon
John M. Dillon

[Signature page to Interim CEO Employment Agreement]

Exhibit A

Confidential Information and Intellectual Property Agreement

(attached)

CONFIDENTIAL INFORMATION AND
INTELLECTUAL PROPERTY AGREEMENT

This Confidential Information and Intellectual Property Agreement (the “CIIP Agreement”) is made and entered into as of April 24, 2023, by and between Transact Technologies Inc., a Delaware corporation (the “Company”), and John M. Dillon (“Employee”), effective as of the date set forth below in paragraph 15 (“Effective Date”).

WHEREAS, recognizing that the success of the business of the Company, and of its parents, affiliates and subsidiaries, depends, in part, upon (i) the intellectual contributions of its employees, independent contractors, consultants and agents; (ii) intellectual property protection with respect to the services and products developed, sold, or licensed by, or on behalf of, the Company; (iii) the ability of the Company to keep confidential information created and held by the Company so that it may create and maintain a competitive advantage; (iv) the ability establish, maintain and/or sustain its relations and goodwill within its industry, and with those individuals and entities with which it does business; and (v) the ability to hire, train, and retain qualified employees.

NOW, THEREFORE, in consideration of Employee’s employment with the Company, and other good and valuable consideration, receipt of which is hereby acknowledged, and the compensation received by Employee from the Company from time to time, Employee hereby agrees as follows:

1.       Definition of Proprietary Information. The Company possesses and will in the future possess information that (i) has been, or will be, created, discovered or developed, or (ii) has become or will become otherwise known to the Company (including, without limitation, information created, discovered, developed or made known by or to Employee during the period of or arising out of Employee’s employment with the Company), or (iii) in which property rights have been or will be assigned or otherwise conveyed to the Company, or (iv) is confidential information of third parties made available to the Company on a confidential basis, which information has or will have actual or potential economic value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, “Proprietary Information” includes all information about the Company or any affiliate relating to any of their current or planned products or services or any phase of their operations, trade secrets, investments, trademarks, trade dress, copyrights, patents, copyrightable works, works of authorship, processes, structures, formulae, recipes, product formulations, data, discoveries, designs, ideas, know-how, improvements, inventions, product concepts, techniques, marketing plans, distribution plans, business plans, financial projections, strategies, forecasts, customer lists and information about the Company’s employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants) and any other information pertaining to the Company which Employee knows or has reason to know that the Company would treat as confidential and proprietary for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Proprietary Information shall not include information that is or has become available to the public other than by unauthorized disclosure by Employee.

2.       Ownership of Proprietary Information. As between the Company and Employee, all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all Intellectual Property rights in the Proprietary Information. For purposes of this CIIP Agreement, “Intellectual Property” includes, but is not limited to, patents (including, without limitation, originals, continuations, continuations-in-part, extensions, foreign applications, domestic applications, utility models, reexaminations and reissues), and the rights to make, use, sell, practice and offer for sale and import under patent law, copyrights and the right to publish, copy, adapt, distribute, transmit, display and perform under copyright law, trademarks, trade dress, trade secrets, recipes, product formulations, and the rights to use and disclose any and all of the same under trade secret law, and other such rights of any type under the laws of any governmental authority, or unfair competition law domestic or foreign, whether now known or hereafter developed, and any applications therefore. Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information. Employee will not use or disclose any Proprietary Information or anything directly relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties on behalf of the Company or as may be authorized in advance by an appropriate officer of the Company and only for the benefit of the Company.

3.       No Unauthorized Use or Disclosure of Proprietary Information. At all times, both while Employee is providing services to the Company and after the termination of such services, Employee shall keep in confidence all Proprietary Information, and Employee will not use or disclose or allow anyone else to use or disclose any Proprietary Information, except as may be necessary in the performance of Employee’s work for the Company or as may be authorized in advance by appropriate officers of the Company.

Notwithstanding the foregoing, nothing in this CIIP Agreement shall be construed to prevent disclosure of Proprietary Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

Nothing in this CIIP Agreement prohibits or restricts Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Occupational Safety and Health Administration (OSHA), the Equal Employment Opportunity Commission (EEOC), or any other federal or state regulatory authority (the “Government Agencies”). Employee further understands that this CIIP Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any such Agency without notice to the Company.

Nothing in this CIIP Agreement in any way prohibits or is intended to restrict or impede Employee from discussing the terms and conditions of Employee’s employment with coworkers or union representatives or otherwise exercising protected rights under Section 7 of the National Labor Relations Act.

In addition, notwithstanding any other provision of this CIIP Agreement:

(a)       Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)       If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

4.       Delivery of Documents and Data. In the event of the termination of Employee’s employment with the Company for any reason, Employee will deliver to the Company all documents and data of any nature pertaining to Employee’s work with the Company. Employee will not take with Employee or deliver to anyone else any documents or data of any description or any reproduction thereof containing or pertaining to any Proprietary Information, and Employee may be required to sign and deliver to the Company a “Termination Certification” to confirm his compliance with this paragraph.

5.       Disclosure of Inventions. Employee will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, structures, product concepts, recipes, product formulations, marketing plans, distribution plans, business plans, financial projections, strategies and forecasts, discoveries, formulae, processes, techniques, know-how and data, whether or not protectable as Intellectual Property, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company (whether or not conceived or worked on during normal working hours), that are related to or useful in the actual or anticipated business of the Company, are conceived from Employee’s use or knowledge of Proprietary Information, or result from tasks assigned to Employee by the Company or result from the use of premises or equipment owned, leased or contracted for by the Company (the “Inventions”).

6.       Assignment of and Assistance on Inventions.

(a)       Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all Intellectual Property and other rights in connection therewith. Employee further agrees to assist the Company in every proper way (at the Company’s expense) to obtain and from time to time enforce such Intellectual Property and other rights with respect to Inventions in any and all countries, and to that end Employee will execute all documents necessary:

(i)       to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) Intellectual Property or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)       to defend any opposition proceedings in respect of such Intellectual Property and any opposition proceedings or petitions or applications for revocation of such Intellectual Property or other analogous protection.

(b)       In the event the Company is unable, after reasonable effort, to secure Employee’s signature for any Intellectual Property or other analogous protection relating to an Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and stead, to execute and file any application or applications for Intellectual Property and to do all other lawfully permitted acts to further the prosecution and issuance of Intellectual Property or other analogous protection thereon with the same legal force and effect as if executed by Employee. Employee’s obligation to assist the Company in obtaining and enforcing the Company’s Intellectual Property for such Inventions in any and all countries, and to defend any opposition proceedings in respect of such Intellectual Property and any opposition proceedings or petitions or applications for revocation of such Intellectual Property or other analogous protection, shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company’s request on such assistance.

(c)       Employee acknowledges that all original works of authorship that are created by Employee (solely or jointly with others) within the scope of Employee’s employment and that are protectable by copyright are being created at the instance of the Company and shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this CIIP Agreement shall operate as an irrevocable and unconditional assignment by Employee to the Company of all of Employee’s right, title and interest, including, without limitation, all rights in and to the copyrights throughout the world, as set forth in the United States Copyright Act (17 USCA Section 106) and other analogous statutes throughout the world, in the works in perpetuity, and the right to all renewals and extensions.

7.       Prior Inventions. All improvements, inventions, designs, ideas, works of authorship, copyrightable works, structures, product concepts, recipes, product formulations, marketing plans, distribution plans, business plans, financial projections, strategies and forecasts, discoveries, formulae, processes, techniques, know-how and data, whether or not protectable as Intellectual Property, relevant to the subject matter of Employee’s employment with the Company that have been made or conceived or first reduced to practice by Employee (solely or jointly with others) prior to Employee’s employment by the Company shall be deemed “Inventions” for the purposes of this CIIP Agreement, except with respect to those explicitly set forth on Annex B hereto.

8.       Industry Knowledge. Employee shall retain all right, title and interest to Employee’s general know-how and expertise in the industry, even if developed or refined during the term of Employee’s employment with the Company.

9.       Non-Competition; Non-Solicitation.

(a)       During Employee’s employment with the Company, and for one (1) year following the termination of Employee’s employment by either Employee or the Company, regardless of the reason for such termination (the “Non-Competition Period”), Employee will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other Person (as hereafter defined) be engaged in any business or activity which is competitive with the Business (as hereafter defined) of the Company in any part of the world in which the Company is at the time of Employee’s termination engaged in selling its products directly or indirectly.

(b)       During Employee’s employment with the Company, and for one (1) year following the termination of Employee’s employment by either Employee or the Company, regardless of the reason for such termination (the “Non-Solicitation Period”), (i) Employee, except as part of Employee’s duties to the Company, shall not directly or indirectly, for Employee’s own benefit or on behalf of any other person or entity, solicit, call on, service or enter into any agreement with any customer with whom the Company did any business within the 12 month period preceding the termination of Employee’s employment with the Company, and with whom Employee (including any member of the executive team) had contact, for whom Employee (including any member of the executive team) had supervisory responsibility or about whom Employee had access to and used Proprietary Information; (ii) Employee shall not, directly or indirectly, for Employee’s own benefit or on behalf of any other Person or entity, solicit, induce or encourage any employee of the Company with whom Employee (including any member of the executive team) had material contact to leave such employee’s employment with the Company or to cease such employee’s relationship with the Company; and (iii) Employee shall not, directly or indirectly, for Employee’s own benefit or on behalf of any other Person or entity encourage (or assist another in encouraging) any supplier, business partner, or vendor of the Company with whom Employee had any contact on behalf of the Company within the last 12 months of Employee’s employment with the Company to terminate or diminish its relationship with the Company. This paragraph 9(b) shall not prohibit Employee from working with customers if Employee did not solicit the customers or if the customer voluntarily chose to leave and seek services from Employee and Employee is otherwise complying with Employee’s obligations under this CIIP Agreement.

(c)       For purposes of this paragraph 9, the term “Company” shall include any person controlling, under common control with or controlled by, the Company.

(d)       For purposes of this paragraph 9, the Company’s “Business” shall include: (a) developing and selling software-driven technology and printing solutions for high growth markets including food service technology, point of sale automation, and casino and gaming; and (b) providing complete back-end solutions for restaurants, convenience stores and other food service establishments. The Company’s “Business” further includes any expansion over time to the products the Company sells and/or distributes and/or any additional services it provides.

(e)       For purposes of this paragraph 9, the term “Person” shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

(f)       If Employee breaches any provision in the paragraph 9, the time periods relating to such breached provision shall be extended for a period of time equal to that period of time during which Employee is determined to be in breach.

(g)       Employee expressly agrees that the character, duration and scope of the covenants contained in this CIIP are reasonable in light of the circumstances as they exist at the date upon which this CIIP Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenants contained herein are unreasonable in light of the circumstances as they then exist, then it is the intention of both Employee and the Company that the covenants contained herein shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of the covenants contained herein.

10.       No Prior Employer Property.

(a)       Employee understands, as part of the consideration for the Company’s employment of Employee, that Employee may not bring and must not bring with Employee to the Company or use in the performance of Employee’s responsibilities at the Company any materials or documents of a former employer or other entity that are not generally available to the public, unless Employee or the Company first has obtained written authorization from the former employer or entity for their possession and use.

(b)       Accordingly, Employee represents that the only materials or documents of a former employer or other entity that are not generally available to the public that Employee will bring to the Company or use in Employee’s employment on behalf of the Company are identified on Annex B attached hereto, and as to each such item, Employee represents that Employee has obtained, prior to the effective date of Employee’s employment with the Company, written authorization for their possession and use in connection with Employee’s employment with the Company.

(c)       Employee also understands that, during Employee’s employment with the Company, Employee may not breach any obligation of confidentiality or duty that Employee has to former employers or other entities, and Employee agrees that Employee shall fulfill all such obligations during Employee’s employment with the Company.

(d)       Without limiting the foregoing, Employee hereby represents that, to the best of Employee’s knowledge and belief, no services performed or Inventions created during Employee’s employment with the Company infringes any patents, copyrights, trade secrets, or any other rights of any third parties, including, without limitation, former employers of Employee.

11.       No Breach of Duty. Employee represents that Employee’s performance of all of the terms of this CIIP Agreement and Employee’s employment by the Company does not, and to the best of Employee’s knowledge and belief will not, breach any agreement or duty to keep in confidence any proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and agrees that Employee will not enter into, any agreement either written or oral in conflict herewith.

12.       Remedies for Breach. Employee agrees that any actual or threatened breach of this CIIP Agreement including, but not limited to, Employee’s obligations set forth in paragraphs 2, 3, 4, 6 and/or 9, by Employee would cause irreparable damage to the Company and that, in the event of such actual or threatened breach, the Company shall have, in addition to any and all remedies of law, the right to temporary and permanent injunctive relief, including, without limitation, specific performance and other equitable relief, without the necessity of proving actual damages, and without regard to the adequacy of any remedy at law, to prevent or redress the violation of Employee’s obligations hereunder.

13.       Severability. If any provision hereof shall be declared unenforceable, invalid, or illegal for any reason, such unenforceability, invalidity, or illegality shall not affect the enforceability, validity, or legality of the remaining provisions of this CIIP Agreement. Further, a court of competent jurisdiction may reform and construe such provision to the extent permitted by law so that it would be valid, legal, and enforceable to the maximum extent possible.

14.       Notices. All notices required or permitted under this CIIP Agreement shall be in writing and shall be delivered to the other party via hand-delivery, electronic mail, overnight mail, or certified mail at such party’s last known address. All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by nationally recognized overnight courier service, on the business day following delivery to such service, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day following delivery to the United States Postal Service, or (iv) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission.

15.       Effective Date. This CIIP Agreement shall be effective as of the first day of Employee’s employment by the Company.

16.       Successors and Assigns. This CIIP Agreement may not be assigned by Employee. This CIIP Agreement shall be binding upon Employee, Employee’s heirs, executors, assigns and administrators, shall inure to the benefit of the Company, its successors and assigns, and shall survive the termination of Employee’s employment with the Company, regardless of the reason for or manner of such termination. The Company may assign this CIIP Agreement to any of its parent companies, affiliates, subsidiaries, and/or successors.

17.       Applicable Law and Waiver of Jury Trial. This CIIP Agreement shall in all respects be governed by, construed, and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflicts of law. The parties consent to the jurisdiction of the state and federal courts of the State of Nevada for any action in which the Company seeks specific performance or injunctive remedies in an effort to prevent an actual or threatened breach of this CIIP Agreement. Employee also agrees that in any such action, the Company shall not be required to post any bond or other security. Pursuant to Cal. Lab. Code Section 925(e), Employee represents that he has been represented by separate counsel in reviewing and negotiating this CIIP Agreement and evaluating all of its terms. Employee further represents that he has had Section 925 explained to him by his separate counsel.

18.       Waiver. Either Employee or the Company may by written notice to the other: (i) extend the time for the performance of any of the obligations or other actions of the other party under this CIIP Agreement; (ii) waive compliance with any of the conditions or covenants of the other party contained in this CIIP Agreement; and (iii) waive or modify performance of any of the obligations of the other party under this CIIP Agreement. Except as provided in the preceding sentence, no action taken pursuant to this CIIP Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this CIIP Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise that right or privilege at any subsequent time or times hereunder.

19.       Amendment. This CIIP Agreement may be terminated, amended, modified, or supplemented only by a written instrument executed by Employee and the Company.

20.       Captions. The captions and section headings in this CIIP Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this CIIP Agreement.

21.       Counterparts. This CIIP Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this CIIP Agreement is entered into as of the Effective Date noted in paragraph 15.

ACCEPTED and AGREED to by:

TRANSACT TECHNOLOGIES INC.	EMPLOYEE

By: /s/ Emanuel Hilario	By: /s/ John M. Dillon
Employee Signature
Name: Emanuel Hilario

Title: Chair Compensation Committee	Date: 04/24/2023

Date: 04/24/2023